Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact: Brad Delco
615 J.B. Hunt Corporate Drive	Senior Vice President – Finance
Lowell, Arkansas 72745	(479) 820-2723
(NASDAQ: JBHT)

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS U.S. GAAP REVENUES, NET EARNINGS AND EARNINGS PER SHARE FOR THE SECOND QUARTER 2023

■	Second Quarter 2023 Revenue:	$3.13 billion; down 18%
■	Second Quarter 2023 Operating Income:	$270.7 million; down 23%
■	Second Quarter 2023 EPS:	$1.81 vs. $2.42; down 25%

LOWELL, Ark., July 18, 2023 - J.B. Hunt Transport Services, Inc. (NASDAQ: JBHT) announced second quarter 2023 U.S. GAAP (United States Generally Accepted Accounting Principles) net earnings of $189.6 million, or diluted earnings per share of $1.81 versus second quarter 2022 net earnings of $255.3 million, or $2.42 per diluted share.

Total operating revenue for the current quarter was $3.13 billion, compared with $3.84 billion for the second quarter 2022, a decrease of 18%. The decline in revenue was primarily driven by a decrease in revenue per load of 24% in Integrated Capacity Solutions (ICS), 13% in Intermodal (JBI), and 21% in Truckload (JBT), and a 4% decline in productivity in Dedicated Capacity Solutions® (DCS®), as a result of changes in customer rate, freight mix and lower fuel surcharge revenue. Volume declines of 7% in JBI, 26% in ICS, 4% in DCS, and stop count decline of 24% in Final Mile Services® (FMS) also contributed to the year-over-year decline in revenue, partially offset by a 6% increase in JBT volume. Current quarter total operating revenue, excluding fuel surcharge revenue, decreased 14% versus the comparable quarter 2022.

Total freight transactions in the Marketplace for J.B. Hunt 360°® decreased 40% to $336 million in the second quarter 2023 compared to $556 million in the prior year quarter. ICS revenue on the platform decreased 43% to $225 million versus a year ago. JBT and JBI executed $78 million and $33 million, a decrease of 31% and 36%, respectively, of their independent contractor and their third-party dray and power-only capacity through the platform during the quarter.

Operating income for the current quarter decreased 23% to $270.7 million versus $353.1 million for the second quarter 2022. Operating income decreased primarily due to lower revenue across all of our business segments, largely driven by a combination of lower volume and customer rates. In addition, second quarter 2023 included a $4 million net loss from the sale of equipment compared to a $3 million net gain in the prior year quarter. On a consolidated basis, operating margin decreased year-over-year as a result of higher professional driver and non-driver wages and benefits and equipment-related and maintenance expenses as a percentage of gross revenue. These items were partially offset by lower rail and truck purchased transportation costs and insurance and claims cost as a percentage of gross revenue. In addition, the prior year quarter included a net $18.4 million pre-tax expense consisting of an increase in casualty claim expenses, offset by a workers’ compensation insurance benefit.

Net interest expense for the current quarter increased approximately 14% from the second quarter 2022 due to higher effective interest rates as average debt balances were similar for both periods.

The effective income tax rate was 26.0% in the current quarter compared to 25.0% in the second quarter 2022. We continue to expect our 2023 annual tax rate to be between 24.0% and 25.0%.

Segment Recast:

On January 1, 2023, the Company transferred the majority of JBT’s company owned trucking operations to DCS and transferred its less-than-truckload brokerage operations from ICS to FMS. The segment information discussed below adjusts the prior year periods for these operational transfers between segments.

Segment Information:

Intermodal (JBI)

■ Second Quarter 2023 Segment Revenue:	$1.49 billion; down 19%
■ Second Quarter 2023 Operating Income:	$142.9 million; down 29%

Intermodal volume decreased 7% over the same period in 2022. Eastern network loads decreased 6%, while transcontinental loads decreased 8%. Demand for intermodal capacity continued to be impacted by weaker overall freight activity, particularly import-related freight. Segment gross revenue decreased 19% from the prior-year period, reflecting the 7% decrease in volume and a 13% decrease in gross revenue per load, resulting from changes in the mix of freight, customer rates, and fuel surcharge revenues. Revenue per load excluding fuel surcharge revenue decreased 7% year-over-year.

Operating income decreased 29% in the second quarter primarily from lower customer rate and volume, and the resulting impact on absorbing network and equipment costs. JBI’s operating margin declined year-over-year as a result of increases in professional driver and non-driver wages and benefits and higher equipment-related and maintenance expenses as a percentage of gross revenue. The prior year quarter included $7.7 million of the net pre-tax insurance-related expense in the quarter. During the period, we successfully onboarded 326 new pieces of trailing equipment. We ended the quarter with approximately 116,500 containers and 6,500 power units in the dray fleet.

Dedicated Contract Services (DCS)

■ Second Quarter 2023 Segment Revenue:	$888 million; down 2%
■ Second Quarter 2023 Operating Income:	$113.6 million; up 21%

DCS revenue decreased 2% during the current quarter over the same period 2022. Productivity (revenue per truck per week) decreased approximately 4% versus the prior period. Productivity excluding fuel surcharge revenue increased 3% from a year ago driven primarily by increases in contracted indexed-based price escalators. On a net basis, there were 8 fewer revenue producing trucks in the fleet by the end of the quarter compared to the prior-year period, and 97 fewer versus the end of the first quarter 2023. Customer retention rates remain above 98%.

Operating income increased 21% from the prior-year quarter primarily from the maturing of new business onboarded over the trailing twelve months. This benefit was partially offset by higher professional driver and non-driver wages and benefits, and equipment-related and maintenance expenses. The prior year quarter included $1.6 million of the net pre-tax insurance-related expense in the quarter.

Integrated Capacity Solutions (ICS)

■ Second Quarter 2023 Segment Revenue:	$344 million; down 43%
■ Second Quarter 2023 Operating (Loss)/Income:	$(4.4) million; vs. $23.2 million in Q2’22

ICS revenue declined 43% during the current quarter versus the second quarter 2022. Overall segment volume decreased 26% versus the prior year period. Revenue per load decreased 24% compared to the second quarter 2022 due to lower contractual and transactional rates and changes in customer freight mix. Contractual volume represented approximately 66% of the total load volume and 64% of the total revenue in the current quarter compared to 44% and 47%, respectively, in second quarter 2022. Of the total reported ICS revenue, approximately $225 million was executed through the Marketplace for J.B. Hunt 360 compared to $392 million in second quarter 2022.

Operating loss was $4.4 million compared to operating income of $23.2 million in the second quarter 2022. This change was due largely to lower gross profit, partially offset by lower personnel and insurance-related expenses, and reduced technology costs. Gross profit declined 54% as a result of lower volume, revenue and gross profit margins compared to the prior year period. Gross profit margins decreased to 13.0% in the current period versus 16.1% in the prior period. ICS carrier base decreased 7% year-over-year, largely driven by changes to carrier requirements. The prior year quarter included $6.7 million of the net pre-tax insurance-related expense in the quarter.

Final Mile Services (FMS)

■ Second Quarter 2023 Segment Revenue:	$224 million; down 19%
■ Second Quarter 2023 Operating Income:	$14.8 million; up 12%

FMS revenue decreased 19% compared to the same period 2022 primarily driven by efforts to improve revenue quality by putting business at risk on contract renewals, and general weakness in demand across many of the industry verticals served. The decline in revenue was partially offset by multiple new customer contracts implemented over the trailing twelve months, as well as improved revenue quality at underperforming accounts.

Operating income increased 12% compared to the prior year period primarily from internal efforts to improve revenue quality and managing costs. Higher revenue quality was partially offset by higher equipment-related expenses, technology investments, and inflationary increases in facility rental expenses. The prior year quarter included $0.4 million of the net pre-tax insurance-related expense in the quarter.

Truckload (JBT)

■ Second Quarter 2023 Segment Revenue:	$192 million; down 16%
■ Second Quarter 2023 Operating Income:	$3.8 million; down 81%

JBT revenue decreased 16% compared to the same period in the previous year. Revenue excluding fuel surcharge revenue decreased 15% primarily due to a 20% decline in revenue per load excluding fuel surcharge revenue partially offset by a 6% increase in load volume. Total average effective trailer count increased by approximately 3,200 units, or 32%, resulting in strong double-digit growth in volume performance in J.B. Hunt 360box® versus the prior year period. Trailer turns in the quarter were down 20% from the prior period primarily due to freight mix and weaker overall freight demand as compared to the second quarter 2022.

JBT operating income decreased 81% to $3.8 million versus the second quarter 2022. The decrease in operating income was primarily driven by the decline in revenue. JBT’s operating margin declined year-over-year as a result of maintaining levels of investment to build out the network and expand the technology capabilities of 360box, in addition to higher equipment-related and maintenance expenses as a percentage of gross revenue. JBT continues to leverage the J.B. Hunt 360 platform to grow third-party power capacity and capability for the 360box service offering. The prior year quarter included $2.0 million of the net pre-tax insurance-related expense in the quarter.

Cash Flow and Capitalization:

At June 30, 2023, we had approximately $1.4 billion outstanding on various debt instruments compared to $1.3 billion at June 30, 2022 and at December 31, 2022.

Our net capital expenditures for the six months ended June 30, 2023 approximated $854 million compared to $598 million for the same period 2022. At June 30, 2023, we had cash and cash equivalents of approximately $296 million. Prior to the end of the quarter, we elected to draw funds available to us under our credit facility, before the term portion of the commitments expired to maintain flexibility and maximize our liquidity.

In the second quarter 2023, we purchased approximately 315,000 shares of common stock for approximately $53 million. At June 30, 2023, we had approximately $467 million remaining under our share repurchase authorization. Actual shares outstanding at June 30, 2023 approximated 103.3 million.

Conference Call Information:

The company will hold a conference call today from 4:00–5:00 p.m. CDT to discuss the quarterly earnings. Investors will have the opportunity to listen to the conference call live over the internet by going to investor.jbhunt.com. Please log on 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay of the earnings call webcast will be available a few hours after the completion of the call.

Forward-Looking Statements:

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2022. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available to interested parties on our website, www.jbhunt.com.

About J.B. Hunt

J.B. Hunt Transport Services Inc. is on a mission to create the most efficient transportation network in North America. The company’s industry-leading solutions and mode-neutral approach generate value for customers by eliminating waste, reducing costs and enhancing supply chain visibility. Powered by one of the largest company-owned fleets in the country with more than 162,000 pieces of trailing equipment and nearly one million accessible trucks through its J.B. Hunt 360°® digital freight marketplace, J.B. Hunt can meet the unique shipping needs of any business, from first mile to final delivery, and every shipment in-between. Through disciplined investments in its people, technology and capacity, J.B. Hunt is delivering exceptional value and service that enable long-term growth for the company and its stakeholders.

J.B. Hunt Transport Services Inc. is a Fortune 500 company, an S&P 500 company and a component of the Dow Jones Transportation Average. Its stock trades on NASDAQ under the ticker symbol JBHT. J.B. Hunt Transport Inc. is a wholly owned subsidiary of JBHT. The company’s services include intermodal, dedicated, refrigerated, truckload, less-than-truckload, flatbed, single source, last mile, transload and more. For more information, visit www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Statements of Earnings (in thousands, except per share data) (unaudited)

	Three Months Ended June 30
	2023		2022
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$2,707,560		$3,159,759
Fuel surcharge revenues	425,063		677,773
Total operating revenues	3,132,623	100.0%	3,837,532	100.0%

Operating expenses
Rents and purchased transportation	1,404,586	44.8%	1,920,823	50.1%
Salaries, wages and employee benefits	821,876	26.2%	841,825	21.9%
Fuel and fuel taxes	171,846	5.5%	265,636	6.9%
Depreciation and amortization	179,972	5.7%	157,571	4.1%
Operating supplies and expenses	128,949	4.1%	126,383	3.3%
Insurance and claims	63,893	2.1%	87,258	2.3%
General and administrative expenses, net of asset dispositions	61,472	2.1%	59,764	1.6%
Operating taxes and licenses	18,951	0.6%	16,323	0.4%
Communication and utilities	10,366	0.3%	8,866	0.2%
Total operating expenses	2,861,911	91.4%	3,484,449	90.8%
Operating income	270,712	8.6%	353,083	9.2%
Net interest expense	14,604	0.4%	12,842	0.3%
Earnings before income taxes	256,108	8.2%	340,241	8.9%
Income taxes	66,556	2.1%	84,899	2.2%
Net earnings	$189,552	6.1%	$255,342	6.7%
Average diluted shares outstanding	104,566		105,387
Diluted earnings per share	$1.81		$2.42

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Six Months Ended June 30
	2023		2022
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$5,450,070		$6,201,976
Fuel surcharge revenues	912,142		1,124,144
Total operating revenues	6,362,212	100.0%	7,326,120	100.0%

Operating expenses
Rents and purchased transportation	2,872,384	45.1%	3,758,163	51.3%
Salaries, wages and employee benefits	1,646,875	25.9%	1,605,416	21.9%
Fuel and fuel taxes	367,680	5.8%	455,102	6.2%
Depreciation and amortization	355,784	5.6%	306,334	4.2%
Operating supplies and expenses	257,308	4.0%	233,322	3.2%
Insurance and claims	134,221	2.1%	133,389	1.8%
General and administrative expenses, net of asset dispositions	121,879	2.0%	97,209	1.4%
Operating taxes and licenses	37,058	0.6%	32,073	0.4%
Communication and utilities	20,822	0.3%	17,735	0.2%
Total operating expenses	5,814,011	91.4%	6,638,743	90.6%
Operating income	548,201	8.6%	687,377	9.4%
Net interest expense	29,393	0.4%	25,429	0.4%
Earnings before income taxes	518,808	8.2%	661,948	9.0%
Income taxes	131,488	2.1%	163,282	2.2%
Net earnings	$387,320	6.1%	$498,666	6.8%
Average diluted shares outstanding	104,647		105,729
Diluted earnings per share	$3.70		$4.72

Financial Information By Segment

(in thousands)

(unaudited)

	Three Months Ended June 30
	2023		2022
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$1,489,148	48%	$1,832,778	48%
Dedicated	887,593	28%	903,925	24%
Integrated Capacity Solutions	343,691	11%	605,606	16%
Final Mile Services	223,939	7%	274,991	7%
Truckload	191,803	6%	227,909	5%
Subtotal	3,136,174	100%	3,845,209	100%
Intersegment eliminations	(3,551)	(0%)	(7,677)	(0%)
Consolidated revenue	$3,132,623	100%	$3,837,532	100%

Operating income

Intermodal	$142,860	53%	$202,529	57%
Dedicated	113,615	42%	94,141	27%
Integrated Capacity Solutions	(4,419)	(2%)	23,222	7%
Final Mile Services	14,824	5%	13,249	4%
Truckload	3,798	2%	20,024	5%
Other (1)	34	0%	(82)	(0%)
Operating income	$270,712	100%	$353,083	100%

	Six Months Ended June 30
	2023		2022
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$3,028,707	48%	$3,436,164	47%
Dedicated	1,766,735	28%	1,680,046	23%
Integrated Capacity Solutions	728,465	11%	1,264,478	17%
Final Mile Services	449,016	7%	509,963	7%
Truckload	397,665	6%	457,438	6%
Subtotal	6,370,588	100%	7,348,089	100%
Intersegment eliminations	(8,376)	(0%)	(21,969)	(0%)
Consolidated revenue	$6,362,212	100%	$7,326,120	100%

Operating income

Intermodal	$311,518	57%	$403,500	59%
Dedicated	216,175	39%	173,832	25%
Integrated Capacity Solutions	(9,791)	(2%)	47,415	7%
Final Mile Services	21,444	4%	13,839	2%
Truckload	8,788	2%	48,928	7%
Other (1)	67	0%	(137)	(0%)
Operating income	$548,201	100%	$687,377	100%

 (1) Includes corporate support activity

Operating Statistics by Segment

(unaudited)

	Three Months Ended June 30
	2023	2022

Intermodal

Loads	501,681	539,024
Average length of haul	1,655	1,658
Revenue per load	$2,968	$3,400
Average tractors during the period *	6,517	6,562
Tractors (end of period) *	6,491	6,620
Trailing equipment (end of period)	116,481	110,654
Average effective trailing equipment usage	95,815	108,860

Dedicated

Loads	1,104,896	1,149,401
Average length of haul	172	167
Revenue per truck per week**	$5,182	$5,380
Average trucks during the period***	13,236	13,001
Trucks (end of period) ***	13,228	13,236
Trailing equipment (end of period)	29,773	27,108
Average effective trailing equipment usage	31,979	32,099

Integrated Capacity Solutions

Loads	194,635	262,213
Revenue per load	$1,766	$2,310
Gross profit margin	13.0%	16.1%
Employee count (end of period)	769	1,022
Approximate number of third-party carriers (end of period)	144,600	154,800
Marketplace for J.B. Hunt 360 revenue (millions)	$225.0	$392.1

Final Mile Services

Stops	1,141,415	1,501,268
Average trucks during the period***	1,551	1,873

Truckload

Loads	101,402	95,245
Revenue per load	$1,892	$2,393
Average length of haul	659	543

Tractors (end of period)
Company-owned	33	165
Independent contractor	2,035	1,850
Total tractors	2,068	2,015

Trailers (end of period)	15,358	12,770
Average effective trailing equipment usage	13,108	9,928

*     Includes company-owned and independent contractor tractors

**   Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment

(unaudited)

	Six Months Ended June 30
	2023	2022

Intermodal

Loads	987,772	1,049,760
Average length of haul	1,653	1,665
Revenue per load	$3,066	$3,273
Average tractors during the period *	6,558	6,412
Tractors (end of period) *	6,491	6,620
Trailing equipment (end of period)	116,481	110,654
Average effective trailing equipment usage	96,061	107,372

Dedicated

Loads	2,182,268	2,220,631
Average length of haul	172	167
Revenue per truck per week**	$5,120	$5,108
Average trucks during the period***	13,353	12,782
Trucks (end of period) ***	13,228	13,236
Trailing equipment (end of period)	29,773	27,108
Average effective trailing equipment usage	31,679	32,274

Integrated Capacity Solutions

Loads	397,166	534,040
Revenue per load	$1,834	$2,368
Gross profit margin	13.3%	14.4%
Employee count (end of period)	769	1,022
Approximate number of third-party carriers (end of period)	144,600	154,800
Marketplace for J.B. Hunt 360 revenue (millions)	$475.6	$822.4

Final Mile Services

Stops	2,303,553	2,902,982
Average trucks during the period***	1,601	1,761

Truckload

Loads	200,186	186,384
Revenue per load	$1,986	$2,454
Average length of haul	650	548

Tractors (end of period)
Company-owned	33	165
Independent contractor	2,035	1,850
Total tractors	2,068	2,015

Trailers (end of period)	15,358	12,770
Average effective trailing equipment usage	13,118	9,452

*     Includes company-owned and independent contractor tractors

**   Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$295,929	$51,927
Accounts Receivable, net	1,286,244	1,528,075
Prepaid expenses and other	555,407	631,776
Total current assets	2,137,580	2,211,778
Property and equipment	8,424,327	7,999,480
Less accumulated depreciation	2,940,246	3,019,663
Net property and equipment	5,484,081	4,979,817
Other assets, net	626,071	594,987
	$8,247,732	$7,786,582

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$249,844	$-
Trade accounts payable	767,428	798,776
Claims accruals	492,222	452,149
Accrued payroll	119,898	188,252
Other accrued expenses	139,132	129,054
Total current liabilities	1,768,524	1,568,231

Long-term debt	1,195,309	1,261,738
Other long-term liabilities	393,181	369,314
Deferred income taxes	978,795	920,531
Stockholders' equity	3,911,923	3,666,768
	$8,247,732	$7,786,582

Supplemental Data

(unaudited)

	June 30, 2023	December 31, 2022

Actual shares outstanding at end of period (000)	103,345	103,743

Book value per actual share outstanding at end of period	$37.85	$35.34

	Six Months Ended June 30
	2023	2022

Net cash provided by operating activities (000)	$1,097,290	$784,527

Net capital expenditures (000)	$853,778	$598,094